EXHIBIT 19

INSIDER TRADING

TWIN DISC, INCORPORATED

INSIDER TRADING POLICY

1.	Purpose

Twin Disc, Incorporated has established this insider trading policy to regulate transactions in securities of the Company by employees, officers and directors of the Company, and related individuals. The purpose of this policy is to prevent any improper trading activity by parties involved with or familiar with the operations of the Company. For purposes of this policy, “Company” includes Twin Disc, Incorporated, and its subsidiaries.

2.	Policy

Federal securities laws prohibit individuals from engaging in certain transactions involving the securities of a company while in possession of material nonpublic information regarding the company. Federal securities laws also prohibit individuals from “tipping” material nonpublic information concerning a company to any third party (called a “tippee”), where the tippee (or a subsequent tippee) then engages in transactions involving the company’s securities. In addition, the Company is required under Regulation FD of federal securities laws to avoid the selective disclosure of material nonpublic information.

Directors and executive officers of the Company (“Section 16 Individuals”) must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934. Section 16 Individuals are also required to file a Form 144 with the Securities and Exchange Commission before making an open market sale of Company securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Such a margin sale or foreclosure may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company securities.

Hedging transactions may permit a person to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Principles of sound corporate governance dictate that the Company prohibit all directors, officers and employees from engaging in such hedging transactions.

To ensure compliance with these laws and principles, the Company has adopted the following policy statements:

•	The Company shall appoint a compliance officer (“Compliance Officer”) to carry out various acts and duties as set forth herein and as more particularly described in Section 7 below.

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Employees, officers and directors of the Company, whether inside or outside the United States (“Covered Persons”), may not trade in the securities of the Company while in possession of material nonpublic information about the Company.

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Covered Persons may not disclose material nonpublic information to any person outside the Company, including family members, stock analysts and journalists, for any reason whatsoever. This prohibition on disseminating information shall also apply to electronic transmissions, including the use of social media or internet-based forums, by Covered Persons.

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Covered Persons may not recommend to anyone that they buy or sell a Company security while in possession of material nonpublic information, even if the Covered Person does not disclose the specific information.

•	Covered Persons will be responsible for ensuring compliance with this policy by immediate family members of other members of their households.

•	Covered Persons may not trade in options, warrants, puts and calls or other similar instruments on Company securities or engage in short sales of Company securities.

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Covered Persons are prohibited from engaging in any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange-traded funds. If any Covered Person has entered into a hedging or monetization transaction as of July 31, 2015 (the effective date of the change to this insider trading policy prohibiting hedging or monetization transactions), the Covered Person shall terminate such hedging or monetization transaction completely over the 12 month period beginning on the effective date. An impacted Covered Person shall seek pre-clearance from the Compliance Officer prior to terminating any hedging or monetization transaction.

•	Section 16 Individuals are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

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In addition to being subject to all of the other limitations of this policy, all Section 16 Individuals and certain other individuals designated by the Compliance Officer from time to time (collectively, “Designated Covered Persons”) must comply with the trading window and pre-clearance policies described below. The Compliance Officer may designate certain non-Section 16 Individuals as Designated Covered Persons for a period of time, based on such individuals’ position within the Company or specific knowledge of material nonpublic information. Upon being informed of his or her inclusion as a Designated Covered Person, such person must comply with the trading window and pre-clearance policies described below until he or she is informed by the Compliance Officer that he or she is no longer a Designated Covered Person. In addition, upon being informed that he or she is a Designated Covered Person and until being informed that he or she is no longer a Designated Covered Person, such person shall be prohibited from placing Company securities in a margin account and pledging Company securities as collateral for a loan.

3.	Definition of “Material Nonpublic Information”

a.	Materiality

“Material” information is information that a reasonable investor would likely consider important in deciding to buy, sell or hold Company stock. If information could reasonably be expected to affect the share price of a company, whether positively or negatively, it will be considered material. Some examples of information that could be considered material include:

•	Changes in financial performance, particularly those reflected in quarterly and year-end earnings reports.

•	Mergers with unaffiliated entities, sales of significant assets of the Company, or significant acquisitions of the assets or stock of unaffiliated entities.

•	Significant changes in the capital structure of the Company, including stock splits or buy-backs, changes in dividend policies, or new debt or security offerings.

•	Changes in senior management.

•	Significant changes in business projections, such as the gain or loss of a major customer or supplier.

•	The initiation of a significant lawsuit, as plaintiff or defendant.

•	Liquidity issues, including impending bankruptcy or reorganization.

This list is not designed to be comprehensive, and you should consult the Company’s Compliance Officer if you are unsure about the materiality of certain information.

b.	Nonpublic

Information is nonpublic when it has not been widely disseminated to the public through a press release, securities filing or other method designed to make the information known to the general public. For purposes of this insider trading policy, information will be considered public on the third trading day following the date of the Company’s public disclosure of the information. For example, if material information is disclosed by the Company in a press release issued at noon on a Friday, you may not engage in any transactions involving the Company’s securities until at least the following Wednesday morning.

4.	Trading Windows and Pre-Clearance Procedures

a.	Trading Windows

Designated Covered Persons may only trade in Company securities during trading windows, as defined in the following paragraph. However, even during a trading window, Designated Covered Persons who are in possession of material nonpublic information are precluded from trading, and Designated Covered Persons who are not in possession of material nonpublic information must still receive pre-clearance for any trades.

Trading windows open at the opening of the third trading day following the Company’s public disclosure of financial results for the just-completed fiscal period, and end as of the close of trading on the 10th day of the third month of the current fiscal quarter. If the 10th day of the third month of the current fiscal quarter is not a trading day for the Company’s securities, the trading window will end as of the close of trading on the trading day immediately preceding the 10th day of the third month of the current fiscal quarter.

b.	Pre-Clearance Procedures

Designated Covered Persons may not engage in transactions involving the Company’s securities, even during a trading window, without first receiving pre-clearance for those transactions from the Compliance Officer. In addition, the Company may also deem it necessary to require certain other individuals who are not otherwise Designated Covered Persons, but who may have access to material nonpublic information, to receive pre-clearance for trades.

To receive pre-clearance, a Designated Covered Person (or, if required, other individual identified by the Company) must contact the Compliance Officer and describe in detail the desired transaction. Because pre-clearance may require consultation with legal counsel and other advisors inside or outside the Company, you should not anticipate receiving a pre-clearance opinion within any specified period of time. In addition, if the pre-clearance procedures are followed and authorization for a requested trade is denied, such denial should be deemed material nonpublic information and subject to the obligations set forth for such information in this policy.

Pre-clearance of a transaction involving Company securities is valid only for a 48-hour period. Even if a transaction receives clearance, you may not engage in the transaction if you become aware of material nonpublic information concerning the Company prior to completing the transaction.

5.	Exceptions to Policy

This insider trading policy does not apply to otherwise covered transactions in a limited number of circumstances:

•	The exercise of stock options, except that this policy does apply to both the cashless exercise of such options, and the subsequent sale of shares acquired through the exercise of any options.

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The purchase of stock pursuant to any employee stock purchase plan, except that this policy does apply to your decision to participate in such plan, as well as the sale of any shares acquired under such plan.

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The purchase of Company stock in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to a payroll deduction election, except that this policy does apply to an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, and to an election to make an intra- plan transfer of an existing account balance into or out of the Company stock fund.

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Transactions executed pursuant to a current trading plan implemented by the Company pursuant to Rule 10b5-1, so long as the plan meets all SEC and Company requirements for effectiveness, except that the implementation of the plan itself is deemed to be a transaction in securities that is subject to the terms of this policy.

•	Any government mandated transaction, subject to pre-clearance by the Company’s Compliance Officer.

If you are not completely certain that a proposed transaction falls outside the scope of this policy, you should consult the Company’s Compliance Officer.

6.	Penalties

Covered Persons who violate or allow a party for whom they are responsible to violate this policy may be subject to severe penalties imposed by the SEC or the Company. Potential penalties are as follows:

a.	SEC Penalties

•	The violating individual is subject to a fine of up to $5,000,000, regardless of the size of any profit.

•	The violating individual may be fined an amount up to three times the profits received or loss avoided, in addition to disgorging the actual profits received or loss avoided.

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Any person, including the Company, its officers or directors who, at the time of the violation, directly or indirectly controlled the violating individual, may also be fined an amount up to the greater of $1,000,000 or three times the amount of the profits received or loss avoided by the violating individual if the controlling person knowingly or recklessly failed to prevent the violation.

•	The violating individual is also subject to a jail term of up to 20 years.

b.	Company Penalties

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Violating individuals will be subject to disciplinary action at the discretion of the Company, which may include preclusion from future participation in employee stock ownership or similar plans, or any penalty up to and including dismissal from the Company.

•	The Company may impose penalties for violations of this policy regardless of whether such violation is actionable under applicable law.

7.	Compliance Officer

The Company has appointed the Manager, Internal Audit & Compliance as the Company’s Compliance Officer for purposes of this policy. The Chief Executive Officer or Chief Financial Officer of the Company may change the Compliance Officer at their discretion. The Compliance Officer’s duties shall include, but not be limited to:

•	Identifying Designated Covered Persons and other individuals who may be subject to pre-clearance requirements.

•	Obtaining clearance from the Chief Financial Officer for all transactions proposed by Designated Covered Persons and others for which pre-clearance is required.

•	Providing pre-clearance for transactions when required or requested.

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Disseminating this policy to all Designated Covered Persons, including obtaining acknowledgments that the policy has been received and understood, and posting the policy to the Company website, including any updates.

•	Assisting Section 16 Individuals, as necessary, with preparing and filing Forms 3, 4, 5 and 144, and assisting with Section 16 and Rule 144 compliance.

•	Coordinating training for Designated Covered Persons on the effect of this policy.

•	Assisting the officers and directors of the Company in implementing and maintaining compliance with this policy.